Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road
Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

September 13, 2007

Investor Contact: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com

Media Contact: Maurissa Kanter, (847) 771-2531, maurissa.kanter@hewitt.com

Hewitt Associates Announces Preliminary Results of Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today announced the preliminary results of its modified “Dutch Auction” tender offer to purchase shares of its outstanding Class A common stock. The tender offer expired at 12:00 midnight,
New York City time, on Wednesday, September 12, 2007.

Based on a preliminary count by the depositary for the tender offer, approximately 5,500 Class A shares were properly tendered and not withdrawn at prices at or below $32.00 per share, and therefore will be purchased at $32.00 per share (the “purchase price”).

Under the terms of the tender offer, the Company had offered to purchase shares of its Class A common stock at the lowest price within the price range of $28.75 to $32.00 per share that would allow it to purchase up to an aggregate of 15,625,000 shares, or such greater number of shares that the Company elected to purchase, subject to applicable law.

The determination of the final purchase price is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn and the purchase price will be announced promptly following completion of the confirmation process. Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will occur promptly thereafter.

Hewitt Associates

The dealer manager for the tender offer is Goldman, Sachs & Co. and the information agent is Georgeson, Inc. For questions and information about the tender offer, please call the information agent toll free at 1-888-605-7609.

Pending the final results of the tender offer, as of September 12, the Company has approximately $570 million of share repurchase authority remaining under its existing $750 million authorization.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

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Hewitt Associates	2